Exhibit 99.1

Contact:	Patrick J. Sullivan, Chairman, President, & CEO
Anne Rivers, Investor Relations
Jeff Keene, Healthcare Media
Cytyc Corporation: 978-266-3010
www.cytyc.com

David Walsey
Media: Greg Tiberend
The Ruth Group: 646-536-7029

Shanti Skiffington/Wendy Williams
Schwartz Communications: 781-684-0770

FOR IMMEDIATE RELEASE

CYTYC CORPORATION CLOSES ACQUISITION OF NOVACEPT

Boxborough, MA, March 26, 2004 — Cytyc Corporation (Nasdaq:CYTC) announced today that it has closed the acquisition of Novacept®, a California corporation that manufactures and markets the NovaSure® System. NovaSure is an innovative endometrial ablation device to treat menorrhagia, or excessive menstrual bleeding. The acquisition closed on March 24, 2004.

Patrick J. Sullivan, Cytyc’s chairman, president, and chief executive officer, said, “We believe that the acquisition of Novacept is a great strategic opportunity for Cytyc as it builds on our reputation and leadership position in providing innovative products for women’s health, increases our sales and marketing resources to OB/GYN physicians, leverages our international infrastructure, and puts us on a strong and diversified growth trajectory.”

Cytyc Corporation designs, develops, manufactures, and markets the ThinPrep® System for use in medical diagnostic applications primarily focused on women’s health. The ThinPrep System is widely used for cervical cancer screening and is the platform from which the Company has launched its expansion into breast cancer risk assessment with the FirstCyte® Breast Test. The ThinPrep System consists of the ThinPrep® 2000 Processor, ThinPrep® 3000 Processor, ThinPrep® Imaging System, and related reagents, filters, and other supplies. With this acquisition, Cytyc Corporation will design, develop, manufacture, and market the NovaSure® Impedance Controlled Endometrial Ablation System, or the NovaSure® System, which consists of a single-use device and a controller that deliver radiofrequency, or RF, energy to the uterus. Cytyc is traded on The Nasdaq Stock Market under the symbol CYTC.

Cytyc, ThinPrep, and FirstCyte are registered trademarks of Cytyc Corporation.

Forward-looking statements in this press release are made pursuant to the provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements relating to the Company’s financial condition, operating results and future economic performance, and management’s expectations regarding future growth opportunities, product acceptance and business strategy, constitute forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from those statements. Risks and uncertainties include, among others, dependence on key personnel and proprietary technology, uncertainty of product development and acquisition integration efforts, product acceptance, management of growth, risks associated with competition and competitive pricing pressures, risks associated with the FDA regulatory approval processes and any healthcare reimbursement policies, risks associated with litigation, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including under the heading “Certain Factors Which May Affect Future Results” in its 2003 Annual Report on Form

10-K filed with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.